UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

U.S. Silica Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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U.S. Silica Holdings, Inc.

24275 Katy Freeway

Suite 600

Katy, TX 77494

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY MAY 7, 2020

The following press release and Notice of Change of Location each relate to the proxy statement (the “Proxy Statement”) of U.S. Silica Holdings, Inc. (the “Company”), dated March 26, 2020, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 7, 2020. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 24, 2020.

THE SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

News Release

U.S. Silica Announces Location Change for its Annual Meeting of Stockholders on May 7, 2020

Katy, TX, April 24, 2020 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”) today announced a location change for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for May 7, 2020 at 9:00 a.m., Central Time, to the offices of the Company at 24275 Katy Freeway, Katy, Texas 77494, due to the unavailability of the previous location of the Annual Meeting due to the Coronavirus/COVID-19 outbreak.

As described in the proxy materials previously distributed, you are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 9, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your stock in connection with the Annual Meeting.

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and last-mile logistics provider and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 120-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 400 diversified product types to customers across its multiple end markets. U.S. Silica’s wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 25 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada, Chicago, Illinois and Houston, Texas.

U.S. Silica Holdings, Inc.

Arjun Sreekumar

Manager, Treasury and Investor Relations

281-394-9584

sreekumar@ussilica.com

NOTICE OF CHANGE OF LOCATION

OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 7, 2020

Dear Fellow Stockholders:

Due to the public health impact of the coronavirus outbreak (COVID-19) and the unavailability of our previous location, NOTICE IS HEREBY GIVEN that the location of the Annual Meeting of the Company has been changed. As previously announced, the Annual Meeting will be held on Thursday, May 7, 2020 at 9:00 a.m., Central Time. The new location of the meeting will be at the Company offices at 24275 Katy Freeway, Suite 600, Katy, Texas 77494. Due to public health concerns regarding the COVID-19 outbreak, stockholders attending the meeting will be required to comply with social distancing and other mitigation measures prescribed by the Center for Disease Control, including remaining 6 feet away from other attendees during the meeting.

As described in the proxy materials previously distributed, you are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 9, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. In light of the current public health concerns, we urge shareholders to consider carefully whether to attend the meeting in person. As always, and especially in the current circumstances, we encourage shareholders to vote your shares by proxy in advance of the meeting to ensure that your shares are represented at the meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your stock in connection with the Annual Meeting.

Stacy Russell

Senior Vice President, General Counsel and Secretary

April 24, 2020

The Annual Meeting will be held on May 7, 2020 at 9:00 a.m. Central Time at 24275 Katy Freeway, Katy, Texas 77494. The Proxy Statement and Annual Report are available on our Investor Relations website at https://ussilica.gcs-web.com/annual-reports. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.